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                                                                     EXHIBIT 4.6

                          CONSULTING SERVICES AGREEMENT

         This Consulting Agreement dated as of _______________, 2002 is entered into by and between Natural Gas Services Group, Inc. (the "Company") and Neidiger, Tucker, Bruner, Inc. (the "Consultant").

         RECITALS

         WHEREAS, the Consultant has experience in the financial consulting business; and

         WHEREAS, the Consultant desires to provide the financial consulting services (the "Services") set forth in Section 3 hereof to the Company and the Company desires to retain the Consultant to provide the Services to the Company.

         NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

         1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the Services as a Consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

         2. Term. The term of this Agreement shall commence on the date hereof and shall end on _______________, 2005.

         3. Duties of Consultant. During the term of this Agreement, Consultant shall provide the Company with such regular and customary advice as is reasonably requested by the Company, within the scope of the Services enumerated below. It is understood and acknowledged by the parties that the value of Consultant's advice cannot be readily quantified, and that Consultant shall be obligated to render advice upon the request of the Company, in good faith, but not be obligated to spend any specific amount of time so doing. Consultant's duties shall include, but will not be limited to, providing recommendations concerning one or more of the following related matters upon the request of the Board of Directors of the Company and/or its President.

            a. Assisting in the introduction of the Company to registered representatives at various registered broker/dealers;

            b. Arranging, on behalf of the Company, meetings with securities analysts of regional investment banking firms;

            c. Rendering financial advice with regard to corporate matters;

            d. Furnishing advice to the Company in connection with prospective acquisitions and/or merger candidates;


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            e. Participating as a financial advisor at meetings of the Company's
         Board of Directors or any committee thereof;

            f. Using its best efforts to cause research reports concerning the Company to be written and disseminated by investment banking firms; and

            g. Using its best efforts to provide the Company with market-makers in its Common Stock, which market-makers have not previously made a market in the Company's securities;

         The Company may, at any time, request additional duties and services of the Consultant. The Consultant will provide the Company a fee structure for such additional services upon request.

         4. Compensation. In consideration for the Services to be rendered by the Consultant to the Company pursuant to this Agreement, the Company shall pay to the Consultant $3,000 on the first day of each month during that month during the term of this Agreement commencing _______________, 2002.

         5. Expenses. The Company will promptly reimburse Consultant for all reasonable and required out-of-pocket expenses properly incurred by the Consultant in performance of this Agreement provided that the Company has approved such expenses in advance and provided further that a written accounting, reasonable and acceptable to the Company is made by the Consultant.

         6. Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to ideas, trade secrets, methods, customer information, business plans and other confidential and proprietary information of the Company (collectively, "Confidential Information"). Consultant agrees that it shall maintain in confidence and shall not disclose directly or indirectly to any third parties for use for any purposes (other than the performance hereof) the Confidential Information for the term of this Agreement and a period of two years thereafter, unless previously approved by the Company in writing. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Section 6 are not performed by the Consultant in accordance with the specific terms or are otherwise breached by the Consultant. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section 6 and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or in equity. Upon termination of the Agreement, the Consultant shall immediately return all Confidential Information related to the Company under this Agreement.

         7. Compliance with Law. The Consultant agrees that in performing this Agreement the Consultant shall comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, the applicable rules and regulations of the Securities and Exchange Commission thereunder, the statutes of any state security commissions



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and departments, the applicable rules and regulations of the National
Association of Securities Dealers, Inc. and any other applicable federal, state or foreign laws, rules and regulations.

         8. Indemnity. The Consultant shall indemnify the Company, its directors, officers, stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all claims, losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigations, court costs and fees and expenses of attorneys which the Company or its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Consultant or its Affiliated Parties contained in this Agreement.

         The Company shall indemnify the Consultant, its directors, officers, stockholders, representatives, agents and affiliates from and against any and all claims, losses, damages, fines, fees, investigations, court costs and fees and expenses of attorneys which the Consultant or its affiliated parties may sustain at any time resulting from, arising out of or relating to the breach or failure to comply with any of the covenants or agreements of the Company or as a result of any untrue statement or fact provided by the Company to the Consultant in the performance of its services under this Agreement.

         9. Applicable Law. This Agreement shall be governed by the internal laws of the State of Colorado without regard to its conflict of law provisions.

         If the foregoing sets forth your understanding of our Agreement, kindly indicate your compliance on the space provided below.

AGREED AND ACCEPTED BY:

NATURAL GAS SERVICES GROUP, INC.


By:
   ------------------------------------      -----------------------------------
                                             Date
Its:
    -----------------------------------



NEIDIGER, TUCKER, BRUNER, INC.


By:
   ------------------------------------      -----------------------------------
   Anthony B. Petrelli, Vice President       Date



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